CONCORD EFS, INC.
                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS

                           To Be Held on May 20, 1999





To the Stockholders of
Concord EFS, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of Concord EFS, Inc. ("Concord" or the "Company") will be held at Colonial Country Club, 2736 Countrywood Parkway, Memphis Tennessee on May 20, 1999 beginning at 9:30 a.m. local time, for the following purposes:

1.  To elect directors to serve for the ensuing year;

2. To approve the Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock;

3. To approve the Amendment to Concord's 1993 Incentive Stock Option Plan to permit optionees to transfer options to family members and increase options granted annually to non-employee directors.

4. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 18, 1999 as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting. The By-Laws of the Company require that the holders of a majority of all stock issued, outstanding and entitled to vote be present in person or represented by proxy at the meeting in order to constitute a quorum.


                       By Order of the Board of Directors



                                Richard M. Harter
                                    Secretary






April 9, 1999


         WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND
                           RETURN THE ENCLOSED PROXY.

             No postage is required if mailed in the United States.

                                CONCORD EFS, INC.

                                 PROXY STATEMENT
                                  April 9, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Concord EFS, Inc. ("Concord" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on May 20, 1999 and any adjournments thereof. Shares as to which proxies have been executed will be voted as specified in the proxies. A proxy may be revoked at any time by notice in writing received by the Secretary of the Company before it is voted. A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The Company's only issued and outstanding class of voting securities is its Common Stock, par value $0.33 1/3 per share. Each stockholder of record on March 18, 1999 is entitled to one vote for each share registered in such stockholder's name. As of that date, the Company's Common Stock was held by approximately 15,500 stockholders.

     The following table sets forth, as of March 18, 1998, the ownership of the Company's Common Stock by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, by each director who owns shares and by all directors and officers of the Company as a group.

                                                            Percent of
                                           Shares          Outstanding
       Beneficial Owner (1)                 Owned           Shares (2)
----------------------------------       ----------        -----------
Dan M. Palmer (3), Chairman               2,300,622            1.8%

Edward A. Labry III (4), Director         1,838,234            1.4%

Joyce Kelso (5), Director                   260,398            0.2%

Richard P. Kiphart (5), Director          3,678,355            2.9%

Richard M. Harter (6), Director              86,366            0.1%

Jerry D. Mooney (6), Director                41,916            0.0%

David C. Anderson (6), Director              21,759            0.0%

J. Richard Buchignani (6), Director          21,825            0.0%

Paul Whittington (6), Director               19,228            0.0%

Douglas C. Altenbern, Director               12,000            0.0%

All officers, directors and nominees
as a group (10 persons) (7)               8,280,703            6.3%

William Blair & Company, LLC (8)         13,189,581           10.3%
222 West Adams Street
Chicago, IL 60606

AMVESCAPP PLC and Subsidiaries (9)        7,439,355            5.8%
11 Devonshire Square
London EC2M 4YR England

(1) The address of each beneficial owner that is also a director is the same as the Company's.

(2) Percentage ownership is based on 128,157,354 shares issued and outstanding, plus the number of shares subject to options exercisable within 60 days from the record date by the person or the aggregation of persons for which such percentage ownership is being determined.

(3) Shares owned are unexercised stock options.

(4) Shares owned include 1,835,156 shares covered by unexercised stock options.

(5) Shares owned include 4,500 shares covered by unexercised stock options.

(6) Shares owned include 14,166 shares covered by unexercised stock options.

(7) Shares owned include 4,215,608 shares covered by unexercised stock options.

(8) Based on a Schedule 13G dated as of March 16, 1999, filed by William Blair & Company, LLP ("Blair"). Includes 1,794,903 shares as to which Blair has sole voting power and 13,189,581 shares as to which Blair has sole dispositive power. Blair disclaims beneficial ownership as to 11,394,678 of such shares.

(9) Based on a Schedule 13G dated as of February 10, 1999, filed by AMVESCAP PLC and Subsidiaries.



                              ELECTION OF DIRECTORS

     Ten directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Unless a proxy is executed to withhold authority for the election of any or all of the directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following ten nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for director, such instruction will be followed by the persons named in the proxy. All ten of the nominees are now members of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxies will vote for the others and may vote for a substitute for such nominee. An affirmative vote of a majority of the Company's Common Stock represented in person or by proxy at the meeting is necessary for the election of the individuals named below.

Recommended Vote
     The Board of Directors recommends that you vote "FOR" the election of these ten individuals as directors.

     The following table lists the name of each proposed nominee; his/her age; his/her business experience during at least the past five years, including principal offices with the Company or a subsidiary of the Company; and the year since which he/she has served as a director of the Company. There are no family relationships among the nominees.



                                       Office With the Company, Business
Nominees and Ages                Experience and Year First Elected Director
--------------------------  ----------------------------------------------------
Dan M. Palmer (56)          Mr. Palmer became Chairman of the Board in February
                            1991. Mr. Palmer has been Chief Executive Officer of the Company since August 1989, and a Director of the Company since May 1987. Mr. Palmer has been the Chief Executive Officer of EFS National Bank
                            (formerly EFS, Inc.) since its inception in 1982.
                            He joined Union Planters National Bank in June 1982 and founded the EFS operations within the bank. He continued as President and Chief Executive Officer of EFS when it was acquired by Concord in March
                            1985.

Joyce Kelso (57)            Mrs. Kelso has been a Director since May 1991.  She
                            was Vice President in charge of Customer Service when EFS began operations. In August 1990, she was elected Senior Vice President of the Company.
                            January 1, 1995, Mrs. Kelso semi-retired and on
                            January 1, 1997, she became fully retired.

Edward A. Labry III (36)    Mr. Labry joined EFS in 1984.  He was made Director
                            of Marketing  in March 1987 and Vice President of
                            Sales in February 1988. In August 1990, he was elected to Chief Marketing Officer of the Company.
                            In February 1991, he was elected Senior Vice
                            President of the Company. He became President of the Company in October 1994, and President of EFS
                            National Bank in December 1994.

Richard M. Harter (62)*     Mr. Harter has been the Company's Secretary and a
                            Director since the Company's formation. He is a partner of Bingham Dana LLP, legal counsel to the Company.

Jerry D. Mooney (46)* +     Mr. Mooney has been a Director of the Company since
                            August  1992.  Since August 1997, he has been
                            President and CEO of ServiceMaster Employer
                            Services, Inc. Prior to then he was President of Healthcare New Business Initiatives and formerly served as Chairman, President and CEO of Service-
                            Master Diversified Health Services, Inc. (formerly
                            VHA Long Term Care) since 1981.

David C. Anderson (56)* +   Mr. Anderson has been a Director of the Company
                            since August 1992.  Mr. Anderson was Senior Vice
                            President and Chief Financial Officer with Federal
                            Express in Memphis, Tennessee for seven years and Executive Vice President and Chief Financial Officer at Burlington Northern in Fort Worth, Texas for three years prior to his retirement in 1995.

Richard  Buchignani (50)*   Mr. Buchignani has been a Director of the Company
                            since August 1992. He is a partner in the Memphis, Tennessee office of the law firm of Wyatt, Tarrant &
                            Combs, who also serves as local counsel to the Company. Mr. Buchignani has been affiliated with the law firm since 1995 when most of the members of his firm of 18 years joined Wyatt, Tarrant & Combs.

Paul L. Whittington (63)* + Mr. Whittington has been a Director of the Company since May 1993. Mr. Whittington had been the Managing Partner of the Memphis, Tennessee and Jackson, Mississippi offices of Ernst & Young from 1988 until his retirement in 1991. Since 1979, he had been the partner in charge of consulting at various Ernst & Young offices.

Richard P. Kiphart (56)*    Mr. Kiphart has been a Director of the Company since
                            March 1997. In 1972 he became a General Partner of
                            William Blair & Company, LLC.  He served as head of
                            Equity Trading from 1972 to 1980.  He joined the
                            Corporate Finance Department in 1980, and was made head of that department in January 1995.

Douglas C. Altenbern (61)*  Mr. Altenbern has been a Director of the Company since February 1998. Mr. Altenbern served as Vice Chairman of First Financial Management Corporation until 1989, at which time he resigned to found Argosy Network Corporation, of which he served as Chairman and CEO. In 1992 he sold his interest in Argosy and in 1993 founded Pay Systems of America, of which heserved as Chairman and CEO through December 1996. He currently is a private investor and serves as a Director on the Boards of The Bradford Funds, Inc., OPTS, Inc., Interlogics, Inc. CSM, Inc. and Equitas.

 * Member of the Board's Audit Committee.
 + Member of the Board's Compensation Committee.

Compensation of Directors

Compensation of Directors

     The Company currently pays to each non-employee director of the Company an annual fee of $8,000 plus $2,000 for each meeting attended plus $1,000 for each telephone meeting attended. There are normally four meetings per year. In addition, non-employee directors are granted options to purchase 4,500 shares of the Company's common stock at market value on the date of the annual meeting of stockholders. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Two of the ten nominees are employees of the Company and are not separately compensated for serving as directors.

                             Executive Compensation

     The following summary compensation table is intended to provide a comprehensive overview of the Company's executive pay practices. It includes the cash compensation paid or accrued by the Company and its subsidiaries for services in all capacities during the fiscal year ended December 31, 1998, to or on behalf of each of the Company's named executives. Named executives include the Chief Executive Officer and the President of the Company.

Summary Compensation Table

                                 Annual Compensation     Long-Term Compensation
        Name and                  Salary       Bonus
   Principal Position      Year     ($)        ($)          Options Awarded*
------------------------   ----  --------    -------     ----------------------
Dan M. Palmer              1998   466,538    331,250            1,125,000
 Chairman of the Board     1997   427,392    262,000            1,200,000
 Chief Executive Officer   1996   425,000    125,000              356,250
 of the Company and
 EFS National Bank

Edward A. Labry III        1998   466,538    331,250            1,125,000
 President of the Company  1997   417,777    262,000            1,200,000
 and EFS National Bank     1996   392,308    125,000              356,250

* Options awarded have been restated to reflect all stock splits.

Stock Options

    The following tables present the following types of information for options granted to the Company's named executives under the Company's 1993 Incentive Stock Option Plan. Table I - options granted and the potential realizable value of such options, and Table II - options exercised in the latest fiscal year and the number of unexercised options held.

                                     Table I
                             Options Granted in 1998
                                     Individual Grants
                     ----------------------------------------------     Potential Realizable
                                 % 0f Total                               Value at Assumed
                                   Options                             Annual Rates of Stock
                                 Granted to   Exercise                   Price Appreciation
                       Options  Employees in    price    Expiration       for Option Term
        Name           Granted       1998     ($/Share)     Date        5% ($)       10% ($)
-------------------  ---------- ------------ ----------  ----------  -----------   -----------
Dan M. Palmer         1,125,000     37.5%     $20.25      2/26/2008   14,327,006    36,307,445

Edward A. Labry III   1,125,000     37.5%     $20.25      2/26/2008   14,327,006    36,307,445

                                    Table II
            Options Exercised in 1998 and 1998 Year End Option Values

                                    Value of
                                                    Number of    Unexercised
                     Shares Acquired   Value ($)   Unexercised  In-the-Money
Name                 on Exercise (#)  Realized(1)   Options(#)  Options($)(2)
-------------------  ---------------  -----------  -----------  -------------
Dan M. Palmer              -0-            -0-      1,385,623(E)  48,153,680(E)
                                                   2,286,563(U)  57,246,231(U)

Edward A. Labry III        -0-            -0-        932,813(E)  30,489,419(E)
                                                   2,273,906(U)  56,784,892(U)


(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.
(2) Values are calculated by subtracting the exercise price from the fair market value of the stock on December 31, 1998.
(E)   Exercisable  at December  31, 1998.
(U)   Unexercisable  at December 31, 1998.

Committees; Attendance

     The Board of Directors held four regular meetings during the fiscal year ended December 31, 1998. Each of the directors attended at least 75% of the total number of meetings of the Board.

     The Audit Committee, consisting of Messrs. Anderson, Buchignani, Harter, Mooney, Whittington and Kiphart met twice during the fiscal year ended December 31, 1997. The Audit Committee reviewed the results of the audit conducted by outside auditors and management's response to the management letter prepared by outside auditors. The Audit Committee also monitored the Company's compliance with the Year 2000 computer issues.

The Board of Directors has no Nominating Committee.


Compensation Committee Report on Executive Compensation

Committee Composition

     The Board of Directors has a Compensation Committee of Messrs. Anderson, Mooney and Whittington (the "Committee"), who are not employees of the Company or any of its affiliates and have never been employees of the Company or any of its affiliates.

General Policy

     It is the policy of the Committee to establish base salaries, award bonuses and grant stock options to executive officers in such amounts as will assure the continued availability to the Company of the services of the executives and will recognize the contributions made by the executives to the success of the Company's business and the growth over time in the market capitalization of the Company. To achieve these goals, the Committee establishes base salaries at levels which it believes to be below the mid-point for comparable executives in companies of comparable size and scope. The Committee then awards cash bonuses reflecting individual performance during the year for which the awards are made. For executives other than the Chief Executive Officer and President, the

Committee receives bonus award recommendations from the Chief Executive Officer. The Committee grants stock options to senior and middle management executives of the Company and its affiliates at levels which it believes to be higher than average for comparable companies in order to give the executives significant incentive to improve the revenue of the Company and its market capitalization.
Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. The Committee has considered these requirements and believes that the Company's 1993 Incentive Stock Option Plan meets the requirement that it be "performance based" and, therefore, exempt from the limitations on deductibility. Historically, the combined salaries and bonuses of the Company's executive officers have been well under the $1 million limit. The Committee's present intention to comply with
Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its stockholders.

Specific Arrangements for CEO and President

     During 1998, Concord entered into five-year incentive agreements with its Chief Executive Officer and with its President. Each incentive agreement provides for base salary of $550,000 with annual reviews, for a bonus opportunity equal to 50% of base salary with growth in earnings per share being a significant factor in awarding the bonuses and for option grants of 375,000 shares per year. In addition, each incentive agreement provided for a one-time option grant for 750,000 shares with a "reload" feature: after the stock market price reaches $32 per share for a stated period, a new option for 375,000 shares will be granted at $32; and after the stock market price reaches $42.67, a new option for 187,500 shares will be granted at $42.67. The first of these milestones has already been reached.

     The Chief Executive Officer and President's base salary, cash bonus and option grants were established by the Committee based upon its members' own experience in their companies and in other companies which they serve as directors or advisors. In addition, the Committee received advice from a compensation consulting firm in setting compensation levels for executive officers. In setting the base salary, bonus and option grants for 1998 for the Chief Executive Officer and President, the Committee considered the 39% increase in revenues and the 50% increase in diluted earnings per share in 1998 over 1997. Additionally, the Committee noted that for the preceding three years the Company's revenue growth averaged approximately 44% per year, that its market capitalization growth averaged approximately 71% per year and that these individuals were responsible for past growth and uniquely situated to contribute to the future growth of the Company.

                                                     David C. Anderson
                                                     Jerry D. Mooney
                                                     Paul L. Whittington

Five Year Cummulative Stockholder Return

     Below is a performance table which compares the Company's cumulative total stockholder return during the previous five years with the NASDAQ stock market, and the NASDAQ financial stocks (the Company's peer group).

                                      NASDAQ             NASDAQ
  Date       Concord EFS, Inc.     Stock Market     Financial Stocks
--------     -----------------     ------------     ----------------
12/31/93          100.00              100.00             100.00
12/31/94          169.49               97.75             100.24
12/31/95          429.66              138.26             145.98
12/31/96          646.40              170.01             187.13
12/31/97          569.17              208.58             285.87
12/31/98        1,454.57              293.21             276.58

                 AMEND CERTIFICATE OF INCORPORATION TO INCREASE
                   NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Company's authorized capital stock consists of 200,000,000 shares of Common Stock, $0.33 1/3 par value. The Board of Directors finds advisable that the Company's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock to 500,000,000 shares, $0.33 1/3 par value.

     The holders of Common Stock are not entitled to preemptive rights to purchase Common Stock of the Company.

     The authorized shares of Common Stock can be issued without stockholder approval upon such terms and in consideration of such amounts as the Board of Directors determines is in the best interest of the Company. The Board in the past has issued stock to effect stock splits, to fulfill the exercise of stock options and to make acquisitions. It has no current plans to issue any of the authorized shares of Common Stock.

Dilutive Effect of Issuance of Additional Shares

     The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of the present stockholders of the Company. However, issuance of additional shares could have a substantial dilutive effect on present stockholders.

Anti-takeover Effect

     The issuance of additional shares of Common Stock by the Company may also make it more difficult to obtain stockholder approval of various actions, such as a merger or other corporate combination. The proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult an attempt by another person or entity to obtain control of the Company, though the Board of Directors has no present intention of issuing additional shares for such purpose and no present knowledge of any takeover efforts by any person or entity.

Recommended Vote

     An affirmative vote of a majority of the Company's outstanding Common Stock is necessary to adopt the amendment to the Company's Certificate of
Incorporation to increase the number of authorized shares of Common Stock to 500,000,000 shares. The Board of Directors recommends that you vote "FOR" the proposal.

                AMENDMENT TO THE 1993 INCENTIVE STOCK OPTION PLAN

     Concord's Board has adopted, subject to stockholder approval, an amendment to Concord's 1993 Incentive Stock Option Plan (the "Plan") to permit optionees to transfer options to specified family members or trusts or other entities exclusively for the benefit of family members and to increase the options to be granted annually to non-employee directors from 4,500 shares to 6,000 shares or, if the director shall have waived his/her basic cash director fee for the ensuing year, 7,250 shares. The restated Plan is attached as Exhibit I.

Purpose of the Plan

     The purpose of the Plan is to encourage ownership of Concord Common Stock by employees and directors and to provide additional incentive for them to promote the success of the Concord's business.

Administration of the Plan

     The Plan is administered by the Committee. The Committee consists exclusively of non-employee directors. Subject to the provisions of the Plan, the Committee has discretion to determine which employees shall be granted options, the time of grant, the number of shares subject to each option, the exercise price of each option and all other relevant terms of the grants. The Committee also has broad discretion to construe and interpret the Plan and to adopt rules and regulations thereunder.

Eligibility to Participate in Plan; Annual Grant

     Awards may be granted under the Plan to employees of Concord and its subsidiaries. Non-employee directors now automatically receive each year options to purchase 4,500 shares of Concord Common Stock. As amended, the annual grant for each director will be 6,000 shares of Concord Common Stock or, if a director shall have waived his/her right to receive the $8,000 cash director fee for the ensuing year, 7,250 shares of Concord Common Stock.

Shares Subject to the Plan

     The shares issued under the Plan are shares of Concord Common Stock, which may be authorized but unissued shares or shares held by Concord in its treasury. Up to 25,000,000 shares may be issued under the Plan, subject to adjustment for stock dividends, stock splits or other changes in Concord's capitalization. In the event that any option expires or terminates for any reason without being exercised in full, the shares not purchased will be available for subsequent grants under the Plan.

Stock Options Granted Under the Plan

     Options will normally be incentive options within the meaning of Section 422 of the Internal Revenue Code. During any calendar year, the aggregate fair market value of incentive stock options (determined as of the dates of grant) held by an employee which first become exercisable in that year may not exceed $100,000. To the extent that any option exceeds this limit, it will be a nonstatutory option. No person may be granted in any year options to purchase more than 1,500,000 shares. No stock option may be exercised more than 10 years after it is granted or, for any option granted to a "Major Shareholder" (as defined below), more than five years after the date of grant. The exercise price under each option shall be not less than 100% of the fair market value of Concord Common Stock on the date of grant, except for options granted to a Major Shareholder, the exercise price for which shall be not less than 110% of fair market value. "Major Shareholder" means a person beneficially owning stock with voting power over 10% of the combined voting power of all classes of stock of the Company.

     Payment for shares of Concord Common Stock purchased upon exercise of any option must be made in full by (a) cash or check, (b) by delivery of shares of Concord Common Stock with a current fair market value equal to the option purchase price, or (c) by irrevocable instructions to a brokerage firm to sell a sufficient number of shares to generate the option price and minimum applicable withholding taxes. Options have historically not been transferable except by will or the laws of descent and distribution. The Plan as amended permits optionees to transfer options to family members and trusts and other entities exclusively for family members. Family members include children, grandchildren, parents, grandparents spouses and siblings, including in each instance adoptive relationships, step relationships and in-law relationships. If a "change in control" (as defined in the Plan) occurs, all options will become fully exercisable. If an optionee ceases to be an employee of Concord or any subsidiary other than by reason of death, options other than director options may, to the extent exercisable at the time of termination of employment, be exercised any time within three months after the date of termination, unless terminated earlier by their terms. If a director ceases to be associated with Concord, director options may, to the extent exercisable at the time of termination, be exercised any time within five years after the date of termination, unless terminated earlier by their terms. In the case of death of the employee, options may, to the extent exercisable at the date of death, be exercised any time within one year after the date of death, unless terminated earlier by their terms.

Amendments to the Plan

     The Committee may terminate or amend the Plan at any time, provided that no such action shall adversely affect or impair the rights of any optionee under any outstanding option without such optionee's consent. The Committee may not, without the approval of the holders of Concord Common Stock, amend the Plan in any manner that: (i) increases the maximum number of shares that may be issued under the Plan (except for adjustments by reason of stock splits and like changes), (ii) changes the class of persons eligible to participate in the Plan or (iii) extends the period during which options may be granted or exercised.

Federal Income Tax Consequences of Grants and Exercises Under the Plan

     Neither the granting nor the exercise of an incentive stock option will be a taxable event for the optionee or for Concord. If an optionee holds shares of stock purchased pursuant to the exercise of an incentive option for at least two years after the date the option was granted and at least one year after the exercise of the option, the subsequent sale of the shares will give rise to a long-term capital gain or loss to the optionee, and no deduction will be available to Concord. If the optionee sells the shares within two years after the date an incentive option is granted or within one year after the exercise of an option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date and the option exercise price, and Concord will be entitled to an equivalent deduction. The granting of a nonstatutory option is not a taxable event. If an optionee exercises a nonstatutory option, the optionee will, on exercise, recognize ordinary income equal to the amount by which the fair market value of the shares purchased on the exercise date exceeds the exercise price, and a sale of the shares so acquired will give rise to a capital gain equal to the difference between the fair market value of the shares on the sale and exercise dates. Some optionees who exercise incentive options may also be subject to a minimum tax in the year of exercise on the difference between the fair market value at the exercise date and the exercise price. Where already-owned shares are used to exercise a stock option, special rules will apply in determining the tax basis of the shares received upon exercise.

Payments of Withholding Taxes

     Concord may require persons exercising an option to report to Concord any disposition of shares so purchased prior to the expiration of certain holding periods. To the extent that such disposition imposes upon Concord any withholding tax requirements, or any withholding is required to secure for Concord an otherwise available tax deduction, Concord may require that such optionee pay such amounts to Concord.

Federal Gift and Estate Tax Consequences of Option Transfers

     The transfer of an option to a family member is a gift and will generate a federal gift tax except to the extent excluded by the annual exclusion of

$10,000 per donor to any donee or the lifetime exclusion per donor of $650,000 in 1999, increasing gradually to $1 million in 2006. The value of the option would be calculated at the time of gift using an analysis such as the Black-Scholes analysis. The transferred option will lapse or terminate at the same time in the hands of the donee as it would have lapsed or terminated if it had not been transferred.

Expiration of the Plan

     No awards may be granted under the Plan after February 16, 2003.

Recommendation of the Board

     An affirmative vote of a majority of the shares voting on the matter is necessary to approve the amendment. Concord's Board of Directors has unanimously approved the proposed amendments to the Plan to permit transferability of options to specified family members and trusts and other entities for the exclusive benefit of family members and to increase the number of options granted annually to directors and recommends that Concord's stockholders vote "FOR" the proposed amendment.




                                  OTHER MATTERS

     The Board of Directors knows of no matters which are likely to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice and referred to herein. If any other matter properly comes before the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

                              CERTAIN TRANSACTIONS

     Bingham Dana LLP serves as legal counsel to the Company. Richard M. Harter, Secretary and Director of the Company, is a partner of that firm. Wyatt, Tarrant and Combs also serves as legal counsel to the Company. J. Richard Buchignani, Director of the Company, is a partner of that firm.

                         INFORMATION CONCERNING AUDITORS

     Representatives  of  Ernst & Young  LLP are  expected  to be at the  Annual
Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                             STOCKHOLDERS PROPOSALS

     Stockholder proposals to be submitted for vote at the 2000 Annual Meeting must be delivered to the Company on or before December 10, 1999.

                            EXPENSES OF SOLICITATION

     Solicitations of proxies by mail is expected to commence on April 9, 1999, and the cost thereof will be borne by the Company. Copies of solicitation materials will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

                                      By Order of the Board of Directors
                                               Richard M. Harter
                                                   Secretary



                           ANNUAL REPORT ON FORM 10-K

     The Company will deliver without charge to each of its stockholders, upon their written request, a copy of the Company's most recent annual report on Form 10-K and any information contained in any subsequent reports filed with The Securities and Exchange Commission. Request for such information should be directed to Investor Relations, Concord EFS, Inc., 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133.

                                    Exhibit I

                                CONCORD EFS, INC.
                        1993 INCENTIVE STOCK OPTION PLAN

                            (Second 1999 Restatement)


1. Definitions. As used in this 1993 Incentive Stock Option Plan of Concord EFS, Inc., the following terms shall have the following meanings:

1.1 Awarded Options means all options other than Formula Options.

1.2 Change in Corporate Control means the date on which any individual, corporation, partnership or other person or entity (together with its "Affiliates" and "Associates," as defined in Rule 12b-2 under the Securities Exchange Act of 1934) "beneficially owns" (as defined in Rule 13d- 3 under the Securities Exchange Act of 1934) in the aggregate 20% or more of the outstanding shares of capi- tal stock of the Company entitled to vote generally in the election of directors of the Company.

1.3 Code means the Internal Revenue Code of 1986, as amended.

1.4 Committee means the Compensation Committee of the Company's Board of Directors, consisting exclusively of directors who at the relevant time are "outside directors" within the meaning of ss.162(m) of the Code.

1.5 Company means Concord EFS, Inc., a Delaware corporation.

1.6 Fair Market Value means the value of a share of Stock of the Company on any date as determined by the Board.

1.7 Family Member means a child, stepchild, grandchild, parent, grandparent, spouse, sibling, child-in-law, parent-in-law, or sibling-in-law, including adoptive relationships.

1.8 Formula Grant means a grant of options pursuant to Section 11.

1.9 Formula Grant Date shall have the meaning specified in Section 11.

1.10 Formula Options means options granted pursuant to Section 11.

1.11 Grant Date means the date on which an Option is granted,  as  specified  in
Section 7.

1.12 Major Shareholder means a person who, within the meaning of Section 422(b)(6) of the Code, is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary corporations).

1.13 Option means an option to purchase shares of the Stock granted under the Plan.

1.14 Option Agreement means an agreement between the Company and an Optionee, setting forth the terms and conditions of an Option.

1.15 Option Period means the period from the date of the grant of an Option to the date when the Option expires as stated in the terms of the Option Agreement.

1.16 Option Price means the price paid by an Optionee for an Option under this Plan.

1.17 Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

1.18  Optionee  means a person  eligible  to receive an Option,  as  provided in
Section 6, to whom an Option shall have been granted under the Plan.

1.19 Plan means this 1993 Incentive Stock Option Plan of the Company.

1.20 Related Corporation means a Parent Corporation or a Subsidiary Corporation, each as defined in Section 424 of the Code.

1.21 Stock means common stock, $0.33 1/3 par value, of the Company.

1.22 Vested Shares, as of any date, means those shares of stock available at that date for purchase by exercise of a Formula Option pursuant to Section 11.

2. Purpose. This 1993 Incentive Stock Option Plan is intended to encourage ownership of the Stock by key employees and directors of the Company and its Related Corporations and to provide additional incentive for them to promote the success of the Company's business. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.

3. Term of the Plan. Options under the Plan may be granted not later than February 16, 2003.

4. Stock Subject to the Plan. At no time shall the number of shares of the Stock then outstanding which are attributable to the exercise of Options granted under the Plan, plus the number of shares then issuable upon exercise of outstanding options granted under the Plan exceed 25,000,000 shares, subject, however, to the provisions of Section 16 of the Plan. No Optionee may be granted in any year Options to purchase more than 1,500,000 shares of Stock, subject to adjustment pursuant to Section 16. Shares to be issued upon the exercise of Options granted under the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.

5. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan (including, without limitation, the provisions of Sections 11 and 20), the Committee shall have complete authority, in its discretion, to make the following determinations with respect to each Awarded Option to be granted by the Company: (a) the key employee to receive the Awarded Option; (b) the time of granting the Awarded Option; (c) the number of shares subject thereto; (d) the Option Price; (e) the Option period; and (f) the transferability of Options other than Incentive Options under Code Section 422.
 . In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical) other than Option Agreements for Formula Options, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to in this Section 5 shall be conclusive.

6. Eligibility. An Awarded Option may be granted only to a key employee of one or more of the Company and its subsidiaries. A director of one or more of the Company and its subsidiaries who is not also an employee of one or more of the
Company and its subsidiaries shall not be eligible to receive Awarded Options but shall receive Formula Options pursuant to Section 11. A Major Shareholder shall be eligible to receive an Awarded Option only if the Option Price is at least 110% of the Fair Market Value on the Grant Date and only if the Awarded Option expires, to the extent not theretofore exercised, on the fifth anniversary of the Grant Date.

7. Time of Granting Awarded Options. The granting of an Awarded Option shall take place at the time specified by the Committee. Only if expressly so provided by the Committee, shall the Grant Date be the date on which an Option Agreement shall have been duly executed and delivered by the Company and the Optionee.

8. Awarded Option Price. The Option Price under each Awarded Option shall be not less than 100% of the Fair Market Value of the Stock on the Grant Date except that the Option Price under an Awarded Option granted to a Major Shareholder must be not less than 110% of the Fair Market Value.

9. Awarded Option Period. No Awarded Option may be exercised later than the tenth anniversary of the Grant Date, or for an Awarded Option granted to a Major Shareholder, the fifth anniversary of the Grant Date. An Awarded Option may become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine.

10. Maximum Size of Awarded Option as Incentive Option. To the extent that the aggregate Fair Market Value of Stock for which an Awarded Option becomes exercisable by an Optionee for the first time in any calendar year exceeds $100,000, the Awarded Option shall be treated as a nonstatutory option, and not an incentive option under Section 422 of the Code. For purposes of this Section 10, all Awarded Options granted to an Optionee by the Company shall be considered in the order in which they were granted, and the Fair Market Value shall be determined as of the Grant Dates.

1. Formula Grants of Options to Certain Directors.

(a) Directors Elected or Re-Elected at Annual Stockholders Meeting, Special Meeting in Lieu of Annual Meeting or at Other Times. Each individual who is not an employee of the Company or any subsidiary of the Company, and who is elected or re-elected to the Board of Directors during the term of the Plan (whether elected at an annual or special stockholders' meeting or by action of the Board of Directors) shall be granted, on the date of such meeting or other appointment (as used in or with reference to this Section 11(a), a "Formula Grant Date"), a nonstatutory Stock Option to purchase 6,000 shares of Stock, or, if a Director shall have waived his/her basic cash director fee for the year then beginning, 7,250 shares of stock, each subject to adjustment pursuant to Section 16.

(b) Terms of Formula Options. Each Formula Option granted to an Optionee under this Section 18 shall (i) have an exercise price equal to 100% of the Fair Market Value of the Stock on the applicable Formula Grant Date, and (ii) become exercisable for Vested Shares on the second anniversary of the Formula Grant Date if the Optionee remains a director of the Company on that date. No Formula Option granted pursuant to this Section 11 is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. The Formula Grants shall be evidenced by Option Agreements. The Option Agreements shall contain provisions consistent with this Section 11 and shall contain identical terms and conditions, except as otherwise required by this Section 11.

(c) Option Period. The Option Period for any Formula Option granted pursuant to this Section 11 shall be ten years from the date of grant.

12. Exercise of Option. An Option may be exercised only by giving written notice, in the manner provided in Section 21 hereof, specifying the number of shares as to which the Option is being exercised, accompanied by (a) full payment for such shares in the form of (X) a check or bank draft payable to the order of the Company, (Y) certificates representing shares of the Stock with a current Fair Market Value equal to the Option Price of the shares to be purchased, or (Z) irrevocable instructions to a brokerage firm to sell a sufficient number of the Option Shares to generate the full exercise price plus all applicable withholding taxes and to pay over to the Company such proceeds of sale, and (b) such additional amount in one or more of the foregoing forms as the Company may reasonably require to permit the Company to comply with applicable withholding tax requirements. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or a part thereof. Within 20 days thereafter, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares then being purchased by him. Such shares shall be fully paid and nonassessable. If any law or applicable regulation of the Securities and Exchange Commission or other public regulatory authority shall require the Company or the Optionee to register or qualify under the Securities Act of 1933, as amended, any similar federal statute then in force or any state law regulating the sale of securities, any Option Shares with respect to which notice of intent to exercise shall have been delivered to the Company or to take any other action in connection with such shares, the delivery of the certificate or certificates for such shares shall be postponed until completion of the necessary action, which the Company shall take in good faith and without delay. All such action shall be taken by the Company at its own expense. Upon each exercise of the Option, the Optionee may be required to give a representation in form satisfactory to counsel for the Company that he or she is acquiring shares purchased pursuant to such exercise for investment and not with a view to distribution and that he or she will make no transfers of the shares in violation of the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission thereunder. The Company may, at its discretion, make a notation on any certificate delivered upon exercise of the Option to the effect that the shares represented by the certificate may not be transferred except after receipt by the Company of an opinion of counsel satisfactory to it to the effect that such transfer will not violate such Act and such regulations, and may issue "stop transfer" instructions to its transfer agent, if any, and make a "stop transfer" notation on its books, as appropriate. Notwithstanding the foregoing, the Company may release the Optionee from the investment representation if the shares of the Stock subject to the Option have been registered with the Securities and Exchange Commission under such Act.

13. Notice of Disposition of Stock Prior to Expiration of Specified Holding Period. The Company may require that the person exercising an Option give a written representation to the Company, satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he or she will report to the Company any disposition of shares purchased upon exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If and to the extent that the disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Company shall have the right to require that the person making the disposition remit to the Company an amount sufficient to satisfy those requirements.

14. Transferability of Options. Incentive Options under Code Section 422 shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee. Any Other Option, including a Formula Option, may be transferred by the Optionee to a Family Member or a trust for one or more Family Members or an entity exclusively owned by Family Members unless the Option Agreement specified that the Option covered thereby may not be transferred.

15. Termination of Employment or Service. With respect to Awarded Options, in the event that the Optionee's employment is terminated for any reason other than death or the Optionee's employer is no longer the Company or a Related Corporation, the Awarded Option, to the extent exercisable at termination, may be exercised by the Optionee at any time within three months after termination unless terminated earlier by its terms. If termination results from the death of the Optionee, the Awarded Option, to the extent exercisable at the date of death, may be exercised by the person to whom the Awarded Option is transferred by will or the applicable laws of descent and distribution, at any time within one year after the date of death, unless terminated earlier by its terms. Military or sick leave shall not be deemed a termination of employment provided that it does not exceed the longer of 90 days or the period during which the absent employee's re-employment rights are guaranteed by statute or by contract. With respect to Formula Options, in the event that the Optionee's service is terminated for any reason, the Formula Option, to the extent exercisable at termination, may be exercised at any time within five years after the termination of service, unless terminated earlier by its terms.

16. Adjustment of Number of Shares. Each Option Agreement shall provide that in the event of any stock dividend payable in the Stock or any split-up or contraction in the number of shares of the Stock occurring after the date of the Agreement and prior to the exercise in full of the Option, the number of shares subject to such Agreement shall be proportionately adjusted and the price to be paid for each share subject to the Option shall be proportionately adjusted. Each such Agreement shall also provide that in case of any reclassification or change of outstanding shares of the Stock or in case of any consolidation or merger of the Company with or into another company or in the case of any sale or conveyance to another company or entity of the property of the Company as a whole or substantially as a whole, shares of Stock or other securities shall be delivered equivalent in kind and value to those shares or other securities an Optionee would have received if the Option had been exercised in full prior to such reclassification, change, consolidation, merger, sale or conveyance and no disposition had subsequently been made. Each Agreement shall further provide that upon dissolution or liquidation of the Company, the Option shall terminate, but the Optionee (if at the time in the employ of the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the extent not theretofore exercised. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment hereunder of the number of shares covered by the Option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares. In the event of changes in the outstanding Stock by reason of any stock dividend, split-up, contraction, reclassification, or change of outstanding shares of the Stock of the nature contemplated by this Section 15, the number of shares of the Stock available for the purpose of the Plan as stated in Section 4 shall be correspondingly adjusted and the maximum number of shares available for any one Option as stated in
Section 4 and the number of shares to be granted to each  director  as stated in
Section 11 shall be correspondingly adjusted.

17. Change in Corporate Control. Upon a Change in Corporate Control, each outstanding Option shall immediately become fully exercisable, and a registration statement under the Securities Act of 1933, as amended, with respect to shares covered by all outstanding Options, whether to be issued by the Company or by any successor corporation, shall be effective at all times during which the Options may be exercised and, to facilitate resale of the shares, during the twelve months after the last exercise of the Options.

18. Reservation of Stock. The Company shall at all times during the term of the Option reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

19. Limitation of Rights in the Option Shares. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares except to the extent that the Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee.

20. Termination and Amendment of the Plan. The Committee may at any time terminate the Plan or make such amendment to the Plan as it shall deem advisable, provided that, except as provided in Section 15, the Committee may not, without the approval by the holders of a majority of the Stock, change the classes of persons eligible to receive Options, increase the maximum number of shares available for option under the Plan or extend the period during which Options may be granted or exercised. Notwithstanding the preceding sentence, the provision of Sections 1, 5 and 6, insofar as they relate to Formula Options, and
Section 11 shall not be amended more often than once every six months, other than to comport with changes in the Code and regulations thereunder. No termination or amendment of the Plan may, without the consent of the Optionee to whom any Option shall theretofore have been granted, adversely affect the rights of such Optionee under such Option.

21. Notices. Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered in hand, if to the Company, to its Treasurer at Concord EFS, Inc., 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133 and, if to the Optionee, to the address as the Optionee shall last have furnished to the communicating party.

                             EXHIBIT 2 - PROXY CARD

                               CONCORD EFS, INC.

                       2525 Horizon Lake Drive, Suite 120
                            Memphis, Tennessee 38133

          THIS PROXY IS SOLICITEED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dan M. Palmer and Thomas J. Dowling or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Concord EFS, Inc. (Concord) held by the undersigned on March 18, 1999, at the Annual Meeting of Stockholders to be held on Thursday, May 2, 1999 at Colonial Country Club, 2735 Coutnrywood Parkway, Memphis, Tennessee beginning at 9:30 a.m. local time, or any adjournment thereof.

                 WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
                       PLEASE SIGN AND RETURN THIS PROXY.
--------------------------------------------------------------------------------
                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVLELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person and state title.
--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

This proxy, when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the actions described in Item Nos. 1, 2, and 3. In their direction, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof

1. To elect directors to serve for the ensuing year.
                                                   For all   With-   For All
                                                   Nominees  hold     Except

Douglas C. Altenbern      Richard P. Kiphart         [ ]      [ ]      [ ]
David C. Anderson         Edward A. Labry
J. Richard Buchignani     Jerry D. Mooney
Richard M. Harter         Dan M. Palmer
Joyce Kelso               Paul L. Whittington


NOTE: If you do not wish your shares voted "For" a particular nominee mark the "For All Except" box and strike a line through the nominee(s) name(s). Your shares will be voted "For" the remaining nominee(s).

                                                     For    Against   Abstain
2. To approve the Amendment to the Certificate       [ ]      [ ]      [ ]
   of Incorporation to increase the number of authorized shares of Common Stock.

                                                     For    Against   Abstain
3. To approve the Amendment to Concord's 1993        [ ]      [ ]      [ ]
   Incentive Stock Option Plan to permit
   optionees to transfer options to family
   members and increase options granted annually to non-employee directors.



4. To transact such other business as may properly come before the annual meeting and any adjournments thereof.



 CONCORD EFS, INC.

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]

CONTROL NUMBER:
RECORD DATE SHARES:







Please be sure to sign and date this Proxy.         Date:
                                                         -----------------------


----------------------------------------- --------------------------------------
              Stockholder sign here             Co-Owner sign here


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